Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Sow Good Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	12,808,608	$0.71	$9,094,111.68	0.0001531	$1,392.31

Total Offering Amounts:							$9,094,111.68		1,392.31
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,392.31

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Offering Note(s)

(1)	Amount Registered represents (a) up to 8,286,326 shares of common stock, par value $0.001 per share (the “common stock”) held by certain selling stockholders on the date hereof, and (ii) 4,522,282 shares of common stock issuable to certain selling stockholders upon the conversion of the senior convertible promissory notes of the Registrant.

Pursuant to Rule 457(c) under the Securities Act, this amount is calculated based upon the average of the high and low prices of the common stock of the Common Stock reported on the Nasdaq Global Select Market on August 18, 2025 of $0.71. It is estimated solely for the purpose of calculating the registration fee.